ADVENTRX TO INITIATE PHASE 3 STUDY OF ANX-188

•	Study Title: EPIC (Evaluation of Purified poloxamer In Children in crisis)

•	Multiple IRB approvals and clinical site agreements in place

SAN DIEGO – December 19, 2012 – ADVENTRX Pharmaceuticals, Inc. (NYSE MKT: ANX) today announced that ANX-188 drug product for use in the phase 3 clinical study of ANX-188 (purified poloxamer 188), manufactured using the Company’s proprietary purification process, has passed quality control (QC) release specifications at Patheon, the Company’s contract manufacturer, and currently is in the quality assurance (QA) release process. The study has been approved by multiple institutional review boards (IRB) and initiation of the study is expected in approximately six weeks.

Santosh Vetticaden, Chief Medical Officer, said: “Our clinical operations team has achieved numerous milestones over the past several months that will allow us to initiate the EPIC study as early as next month. We have multiple IRB approvals, multiple clinical trial agreements with study sites, and we have assembled a top-flight data safety monitoring board. Last week, we held our first investigators’ meeting, and I was impressed by the level of enthusiasm for the study that was expressed by leaders in the sickle cell disease medical community.”

Brian M. Culley, Chief Executive Officer, said: “We were expecting to initiate the study prior to year-end, but unforeseen delays at one of our vendors will push trial initiation into early next year. However, this upfront delay means we will have more sites open at study initiation and the delay will not extend the overall study timeline. Our focus now is on releasing drug product and shipping it to our contract facility on the East Coast, where it will be labeled and distributed to clinical sites, all of which we expect to take place over the next few weeks. In parallel, we continue to qualify and open additional study sites.”

Mr. Culley continued: “Looking ahead, we are preparing to initiate a thorough QT study of ANX-188 and announce our plans to develop ANX-188 in an indication outside of sickle cell disease, which will further increase the commercial potential of, and partnering interest in, this important investigational drug.”

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical company developing proprietary product candidates to treat various diseases and conditions. The Company’s lead product candidate, ANX-188, has potential to reduce ischemic tissue injury and end-organ damage by restoring microvascular function, which is compromised in a wide range of serious and life-threatening diseases and conditions. The Company initially is developing ANX-188 as a treatment for complications arising from sickle cell disease. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the planned phase 3 clinical study of ANX-188, including the timing of its initiation and completion and the number of study sites open at initiation, and the impact of a forthcoming announcement of development of ANX-188 for an indication outside of sickle cell disease on its commercial and partnering prospects. Among the factors that could cause or contribute to material differences between ADVENTRX’s actual results and those indicated from the forward-looking statements are risks and uncertainties inherent in ADVENTRX’s business, including, but not limited to: the potential for further delays in the commencement or completion of planned clinical studies, including the phase 3 study of ANX-188 in sickle cell disease, including as a result of difficulties in completing manufacturing process development activities, manufacturing clinical trial material, meeting applicable regulatory requirements for clinical trial material, meeting applicable requirements of institutional review boards overseeing clinical study sites, negotiating agreements with potential clinical study sites, enrolling study subjects or being subject to a “clinical hold”; the risk that the rate of enrollment in the planned phase 3 study of ANX-188 is slower than was anticipated prior to the study’s initiation; the impact of missing or imputed data on the treatment effect observed in the prior phase 3 study of ANX-188 in sickle cell disease; the risk of suspension or termination of a clinical study, including due to lack of adequate funding or a “clinical hold”; ADVENTRX’s reliance on contract research organizations (CROs) and other third parties to assist in the conduct of important aspects of its clinical studies, and that such third parties may fail to perform as expected; the risk that planned clinical studies are not successfully executed and/or do not successfully demonstrate the safety or efficacy of the investigational drug; the risk that, even if clinical studies are successful, the FDA determines they are not sufficient to support a new drug application; the risk that even if clinical studies of an investigational drug in one indication are successful, clinical studies of the same investigational drug in another indication may not be successful; ADVENTRX’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for ADVENTRX to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner its product candidates at inopportune times or pursue less expensive but higher-risk development paths if it is unable to raise sufficient additional capital as needed; the risk that the FDA does not grant marketing approval of ADVENTRX’s product candidates, including ANX-188, on a timely basis, or at all; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com)

858-552-0866 Ext. 303

# # #